                                                                           Exhibit 99.2

Brunswick Corporation 1 N. Field Court Lake Forest, IL 60045
Telephone 847.735.4700 Facsimile 847.735.4750
www.brunswick.com

Release:	IMMEDIATE
Contact:	Dan Kubera Director - Media Relations and Corporate Communications
Phone:	847-735-4617

BRUNSWICK CORPORATION ELECTS
LAWRENCE A. ZIMMERMAN TO BOARD OF DIRECTORS

LAKE FOREST, Ill. Dec. 7, 2005 - Brunswick Corporation (NYSE: BC) announced today that Lawrence A. Zimmerman, senior vice president and chief financial officer of Xerox Corporation, has been elected to Brunswick’s board of directors, effective as of the board’s Feb. 7, 2006, meeting. He will stand for election at the company’s 2007 annual meeting of shareholders. Zimmerman’s election brings the number of board members to 11, nine of whom are independent directors.
A respected and experienced executive, Zimmerman, 63, joined Xerox in 2002 and has been instrumental in the Stamford, Conn., company’s recent turnaround efforts. Before his current duties, he spent more than 30 years with IBM where he held positions of increasing responsibility, including corporate controller and vice president of finance for IBM's Europe, Middle East and Africa operations. Prior to retiring from IBM, Zimmerman was vice president and chief financial officer of IBM’s Server, Components and Technology Group, which at the time had annual sales of $34 billion.
About Brunswick
Headquartered in Lake Forest, Ill., Brunswick Corporation endeavors to instill “Genuine Ingenuity”™ in all its leading consumer brands, including Mercury and Mariner outboard engines; Mercury MerCruiser sterndrives and inboard engines; MotorGuide trolling motors; Teignbridge propellers; MotoTron electronic controls; Northstar marine electronics; Navman marine and GPS-based products; IDS dealer management systems; Albemarle, Arvor, Baja, Bayliner, Bermuda, Boston Whaler, Crestliner, HarrisKayot, Hatteras, Lowe, Lund, Maxum, Meridian, Ornvik, Palmetto, Princecraft, Quicksilver, Savage, Sea Boss, Sea Pro, Sea Ray, Sealine, Triton, Trophy, Uttern and Valiant boats; Attwood marine parts and accessories; Land ‘N’ Sea and Kellogg Marine parts and accessories distributors; Life Fitness, Hammer Strength and ParaBody fitness equipment; Brunswick bowling centers, equipment and consumer products; Brunswick billiards tables; and Valley-Dynamo pool, Air Hockey and foosball tables. For more information, visit www.brunswick.com.